UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2015

RLJ ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35675 (Commission File Number)	45-4950432 (IRS Employer Identification Number)

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland
(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 608-2115

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Bridge Preferred Stock

On April 15, 2015, RLJ Entertainment, Inc. (the “Company”) sold to Robert L. Johnson, the Company’s chairman, 15,000 shares of Bridge Preferred Stock for $15,000,000 in cash. The issuance of shares to Mr. Johnson was approved by a special committee of the board of directors composed of three independent directors, and the special committee was advised with respect to the transaction by special independent counsel selected by the committee. The rights of the Bridge Preferred Stock include a preference on any dividends paid, limited voting rights related any amendment to the Bridge Preferred Stock, a liquidation preference, negative covenants with respect to certain events and a redemption right upon certain defaults or a change in control. The Company used $10,000,000 of the net proceeds of the sale of the Bridge Preferred Stock to make a partial payment on its Senior Credit Facility (as defined below) and approximately $1 million for legal fees and expenses associated with the transaction. The balance of the net proceeds are intended to be used for working capital purposes.

In connection with the sale of the Bridge Preferred Stock, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Mr. Johnson. Pursuant to the terms of the Purchase Agreement, if convertible preferred stock is issued to a third party within 60 days after the sale to Mr. Johnson of the Bridge Preferred Stock, concurrently with the closing on the sale of convertible preferred stock to such third party, each holder of Bridge Preferred Stock is required to exchange its shares of Bridge Preferred Stock for the number of shares of convertible preferred stock that is equal in liquidation value to the purchase price paid by such holder for Bridge Preferred Stock and would receive the same rights and benefits as the other investors in the convertible preferred stock, including the issuance of warrants. If convertible preferred stock is not issued to a third party within 60 days after the sale to Mr. Johnson of the Bridge Preferred Stock, promptly following such date, each holder of Bridge Preferred Stock is required to exchange its shares of Bridge Preferred Stock for the number of shares of convertible preferred stock that is equal in liquidation value to the purchase price paid by such holder for Bridge Preferred Stock pursuant to the terms of the last convertible preferred stock term sheet offered by the Company to a third party and would receive the same rights and benefits as set forth in such last term sheet, including the issuance of warrants. The conversion of such convertible preferred stock into, and the exercise of such warrants for, shares of the Company’s common stock would be subject to the approval of the stockholders of the Company.

The Company is currently seeking to complete a private placement of between $15 million and $30 million of preferred stock convertible into the Company’s common stock to selected institutional investors (including the contemplated exchange with Mr. Johnson). Such convertible preferred stock will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with this placement, the Company has received a non-binding term sheet from a third party to purchase for cash $4,000,000 in liquidation value of convertible preferred stock and warrants to purchase common stock. The non-binding term sheet contemplates that the convertible preferred stock would:

Bear an 8% annual dividend, payable in kind for the first two years and thereafter payable quarterly in cash or freely-trading common stock, at the Company’s option. If common stock were used for the payment, it would be valued at 80% of the market price.

Be convertible into common stock at an initial conversion price of $1.00 per share, subject to anti-dilution adjustment.

Be subject to mandatory redemption on the fifth anniversary of the issuance date. The Company would be able to redeem with either cash or freely-tradable common stock. If common stock is used for the redemption, it would be valued at 80% of the market price.

The term sheet further contemplates the issuance of warrants to purchase an aggregate number of shares of common stock equal to 30% of the number of shares into which the convertible preferred stock is convertible on the date of issuance thereof. The Warrants would have a five year term and would have an exercise price of $1.50 per share, subject to anti-dilution adjustment. Investors in the convertible preferred stock also would receive certain other customary rights, including registration rights and anti-dilution protection.

The conversion of the convertible preferred stock into, and the exercise of the warrants for, shares of the Company’s common stock would be subject to the approval of the stockholders of the Company. The Company would hold a special meeting seeking stockholders approval no later than July 31, 2015. Prior to the closing on the issuance of the convertible preferred stock, the Company would be required to obtain proxies from directors, executive officers and greater that 5% stockholders holding at least 50% of the outstanding shares to vote in favor of the issuance of the convertible preferred stock and the warrants.

There is no assurance that the transaction set forth in the term sheet will be completed, that the terms of the actual issuance will not materially vary from the terms set forth in the term sheet or that the Company will be successful in obtaining other investors in the convertible preferred stock.

Debt Amendments

Concurrently with the sale of the Bridge Preferred Stock, the Company also entered into (a) an Amendment (the “Senior Credit Facility Amendment”) to the Credit and Guaranty Agreement (the “Senior Credit Facility”) between the Company, certain lenders and MCP Opportunities LLC (as successor to McLarty Capital Partners SBIC, L.P., the “Administrative Agent”) , and (b) a Note Amendment Agreement (the “Amendment Agreement”) with the holders of certain subordinated notes (the “Subordinated Note Holders”).

The principal terms of the Senior Credit Facility Amendment are as follows:

(a) a waiver by the Requisite Lenders (as defined in the Senior Credit Facility), the Administrative Agent, and the Collateral Agent (as defined in the Senior Credit Facility) (collectively, the “Senior Lender Parties”) of certain Defaults (as defined in the Senior Credit Facility) and Events of Default (as defined in the Senior Credit Facility) caused by, or that would be caused by, (i) the breach of certain financial covenants under the Senior Credit Facility and (ii) the inclusion of a going concern qualification principally relating to the Company’s ability to meet its financial covenants in the 2014 annual consolidated financial statements of the Company and its subsidiaries;

(b) amendments of the Credit Facility (i) modifying the interest rate to equal LIBOR plus 10.64%, (ii) modifying certain financial statement and other reporting and lender communication requirements, (iii) changing the Fixed Charge Coverage Ratio (as defined in the Senior Credit Facility) threshold to 0.73:1.00 for the quarter ending March 31, 2015, and 0.63:1.00 for the quarter ending June 30, 2015, (iv) changing the Senior Leverage Ratio (as defined in the Senior Credit Facility) limit to 7.50:1.00 for the quarter ending March 31, 2015, and 6.92:1.00 for the quarter ending June 30, 2015, (v) changing the Total Leverage Ratio (as defined in the Senior Credit Facility) limit to 9:00:1:00 for the quarter ending March 31, 2015, and 8.95:1.00 for the quarter ending June 30, 2015, and (vi) changing the Minimum Cash Balance (as defined in the Senior Credit Facility) that the Company is required to maintain to $1 million; and

(c) the consent of the Senior Lender Parties to the issuance of the Bridge Preferred Stock and the convertible preferred stock and the use of the proceeds from the issuance of the Bridge Preferred Stock and the convertible preferred stock (i) to pay $10 million of the amounts outstanding pursuant to the Senior Credit Facility, (ii) to pay certain fees and costs associated with the issuance of the Bridge Preferred Stock and the convertible preferred stock, and (iii) for working capital purposes.

The principal terms of the Note Amendment Agreement are as follows:

(a) an agreement by the Subordinated Note Holders to convert 50% of the outstanding balance under the Subordinated Notes into the convertible preferred stock;

(b) amendments to the Subordinated Notes (i) changing the interest rate payable pursuant to such Subordinated Notes (A) from 12% to 1.5% per annum for the 24-month period commencing on January 1, 2015, and (B) 12% per annum thereafter; and (ii) specifying that 45% of the Interest (as defined in the Subordinated Notes) will be payable in cash and the remainder of the accrued Interest will be payable in the form of additional subordinated notes; and

(c) a waiver of any existing defaults and Events of Default (as defined in the Subordinated Notes).

The foregoing summary provides only a brief description of the Purchase Agreement, the Certificate of Designation specifying the terms of the Bridge Preferred Stock, the Senior Credit Facility Amendment and the Note Amendment Agreement. The summary does not purport to be complete and is qualified in its entirety by the full text of such documents, copies of which are attached hereto as Exhibits 3.1, 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On April 16, 2015 the Company issued a press release announcing its preliminary operating results for its fourth fiscal quarter and year ended December 31, 2014. A copy of the press release is furnished as Exhibit 99.1 attached hereto and is incorporated by reference in its entirety into this Item 2.02 of this Current Report on Form 8-K.

The information contained in this Item 2.02 and Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act or otherwise subject to the liability of that section. Such information shall not be incorporated by reference in any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such a filing.

Adjusted EBITDA and Other Non-GAAP Measures

In the press release, the Company discloses Adjusted EBITDA which is a non-GAAP financial measure, as defined in Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of Adjusted EBITDA to net loss is included in page 6 of Exhibit 99.1.

This non-GAAP financial measure, Adjusted EBITDA, is in addition to, not an alternative for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that this non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that this measure should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

The Company believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses. The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations. Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. The Company uses this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While the Company considers Adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same manner, and the measure, as presented, may not be comparable to similarly-titled measures presented by other companies.

Item 3.02. Unregistered Sales of Equity Securities.

The shares of Bridge Preferred Stock have not been registered under the Securities Act. The sale of the shares of Bridge Preferred Stock by the Company under the Purchase Agreement was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of Bridge Preferred Stock is incorporated into this Item 5.03 by reference.

Item 8.01. Other Events.

On April 16, 2015, the Company issued a press release announcing its preliminary operating results, the transactions contemplated by the Purchase Agreement and the amendments received from its creditors. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibits:

Exhibit No.	Description
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Bridge Preferred Stock
10.1	Securities Purchase Agreement dated April 15, 2015
10.2	Senior Credit Facility Amendment dated April 15, 2015
10.3	Note Amendment Agreement dated April 15, 2015
99.1	Press release issued on April 16, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ ENTERTAINMENT, INC.

Date: April 16, 2015	By:	/s/ ANDREW S. WILSON
Name: Andrew S. Wilson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Bridge Preferred Stock

10.1	Securities Purchase Agreement dated April 15, 2015

10.2	Senior Credit Facility Amendment dated April 15, 2015

10.3	Note Amendment Agreement dated April 15, 2015

99.1	Press release issued on April 16, 2015